Exhibits 5 & 23.2
NATHAN D. SIMMONS, ESQ.
10940 South Parker Road, #702
Parker, Colorado 80134
Telephone (303) 818-1573
September 17, 2009
Board of Directors
Colorado Goldfields Inc.
10920 West Alameda Avenue, Suite 207,
Lakewood, Colorado 80226

Re:	Colorado Goldfields Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Colorado Goldfields Inc., a Nevada corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 125,000,000 additional shares of Class A Common Stock (the “Common Stock”) of the Company pursuant to the 2008 Employee & Director Stock Compensation Plan (the “Plan”), as further described in a Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.
     In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; and the resolutions adopted by the Board of Directors of the Company authorizing and approving the Plan and preparation and filing of the Registration Statement. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     Based on the foregoing, we are of the opinion that the Common Stock to be issued by the Company pursuant to the Plan has been duly authorized and, upon issuance, compliance with any restrictive terms, delivery and payment therefor in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.
Very truly yours,
/s/ Nathan D. Simmons
Nathan D. Simmons, Esq.